INTERNET SOFTWARE
LICENSE AGREEMENT

This Agreement is dated this 14th day of January , 2003 and is made between

WORLDTRADESHOW.COM, INC. (Licensee)
3665 RUFFIN ROAD, SUITE 225
SAN DIEGO, CA 92123

and

HI-TEK, INC. (Licensor)
3665 RUFFIN ROAD, SUITE 115
SAN DIEGO, CA 92123

Version HI-TEKRES 1.1

License: Hi-Tek, Inc. (Licensor) grants WorldTradeShow.com, Inc. (Licensee) a restricted three (3) years license for a fee of $275,000 USD or 27.5 Million shares of its stocks at $0.01/share (as of January 14, 2003) to use the HI-TEK RES Online Internet Hotel Room Booking Engine v. 1.1 (the “Software”) on its website as specified in the terms of this agreement.

The Software was designed and developed by Licensor to facilitate the process of customers worldwide to make real time online room reservations for various hotels directly on the WorldTradeShow.com website. The e-commerce software contains a highly sophisticated proprietary program coded especially by Licensor using the latest in JSP technology.

3665 Ruffin Road, Suite 115 San Diego, CA 92123 Tel: (858) 571-8431 Fax: (858) 571-8497 Internet: HI-TEK.com

Licensee is permitted to:
1. Use the Software only on its WorldTradeShow.com website.

Transfer: Licensor permits Licensee the opportunity to transfer ownership of this license to another party, if the receiving party agrees to the terms of this agreement and Licensee retains no copies of the Software and accompanying documentation. Transfer of the license terminates Licensee’s rights to use the Software.

Updates: Licensor will notify Licensee of updates to the Software when available. Licensee will have opportunity to purchase updates as desired.

Restrictions: The Licensee is not permitted to:
1. Sublicense the Software.
2. Copy for multiple back up, reverse engineer, decompile, or disassemble the Software.
3. Rent, lease, loan or sell this Software such any time.
4. Remove the copyright notice from the Software.

Ownership and Copyright of Software: The Software is owned by Licensor and is copyrighted and is protected by United States copyright laws and international treaty provisions. Licensee agrees to prevent any unauthorized copying of the Software. The content within the website is the property of the Licensee.

Warranty: Licensor warrants that the e-commerce Software is free from defects and functions properly under normal use for a period of thirty (30) days from date of delivery. If the Software is found defective, Licensor will fix and replace the Software without charge. This warranty is void if the defect has resulted from accident, abuse, or misapplication.

Disclaimer: Except as provided above, the Software is provided “AS IS” without warranty of any kind.

Limitation of Liability: The above warranties are the only warranties of any kind, either expressed or implied, including warranties of merchant-ability or fitness for any particular purpose. Neither Licensor nor its vendors shall be liable for any loss of profits, loss of use, interruption of business, nor for indirect, special, incidental, or consequential damages of any kind whether under this agreement or otherwise.

Audit: Licensor reserves the right to conduct or have conducted audits to verify your compliance with this agreement.

Termination of this License: Licensor may terminate this license at anytime Licensee is in breach of any of its terms or conditions (including any payments due which is not paid in full to Licensor). Upon termination, Licensee will have to de-activate the Software and return all copies of the Software on media to Licensor along with any archival copies that were made; and non-refundable shall be made of any kind.

Total License Fee: The Software license fee for using this product until January 14, 2006 is $275,000 USD or 27.5 Million shares.

Applicable Laws: This agreement is governed by the laws of the state of California and the United States, including patent and copyright laws. Any claim arising out of this agreement, the prevailing party shall be entitled to reasonable attorney’s fees, and costs. This provision shall be construed as applicable to the entire agreement. And the claim will be brought, in San Diego County, California, U.S.A.

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WorldTradeShow.com, Inc.             Date

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HI-TEK, Inc.         Date